UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 1, 2012

STEVIA NUTRA CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-170128	27-3038945
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

37 Bannisters Road, Corner Brook, Newfoundland, Canada	A2H 1M5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(709) 660-3056

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

Effective June 1, 2012, Stevia Nutra Inc. (the “Company”, “we”, “us”, “our”) entered into a consulting agreement with Atlantic and Pacific Communications Ltd., a company controlled by Brian W. Dicks, whereby Mr. Dicks has agreed to provide consulting services as the Company’s chief executive officer and president, for a period ending June 1, 2014.  In consideration for Mr. Dicks agreeing to provide such consulting, we have agreed to pay Mr. Dicks a salary of $3,500 per month during the term of the consulting agreement.

Also effective June 1, 2012, Mighty Mekong Agro Industries Co. Ltd. (“Mighty Mekong”), a direct wholly-owned subsidiary of the Company, entered into an agreement with Ecologica Co. Ltd. (“Ecologica”), whereby Ecologica has agreed to provide certain services, associated with the cultivation of stevia, to Mighty Mekong and the Company for a period of twelve months.  Pursuant to the terms of the agreement, Ecologica will receive a salary of $7,000 per month, in consideration for the services provided.

The description of the consulting agreement and the agreement to provide services contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the copy of the consulting agreement and the agreement to provide services that are attached hereto as exhibits, and which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

10.1	Consulting Agreement with Atlantic and Pacific Communications Ltd. dated June 1, 2012

10.2	Agreement to Provide Services among Mighty Mekong and Ecologica dated June 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEVIA NUTRA CORP.
/s/ Brian W. Dicks
Brian W. Dicks
President and Director

Date:	June 7, 2012